Exhibit 10.1

EXECUTION VERSION

INCREMENTAL AND THIRD AMENDMENT TO CREDIT AGREEMENT

This INCREMENTAL AND THIRD AMENDMENT TO CREDIT AGREEMENT (this “Incremental Amendment”) is entered into as of February 28, 2018, among Internap Corporation, a Delaware corporation (the “Borrower”), each of the Lenders (as defined below) party hereto and Jefferies Finance LLC, as Administrative Agent (in such capacity, the “Administrative Agent”), and is acknowledged and consented to by each Guarantor.

R E C I T A L S:

A.           The Borrower, the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to the Credit Agreement dated as of April 6, 2017 (as amended by that certain First Amendment to Credit Agreement dated as of June 28, 2017 and that certain Second Amendment to Credit Agreement dated as of February 6, 2018 (the “Required Amendment”), and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B.            The Borrower has notified the Administrative Agent of its agreement to acquire all of the membership interests of SingleHop LLC (“SingleHop”) and, in conjunction therewith, the Loan Parties have requested an amendment to the Credit Agreement that would (a) add a new Incremental Term Loan facility (the “Incremental Term Loan Facility”) in an aggregate principal amount of $135,000,000 pursuant to Section 2.19 of the Credit Agreement (the commitments provided hereunder, the “2018 Incremental Term Loan Commitments” and the loans made pursuant thereto, the “2018 Incremental Term Loans”) and (b) effect the other modifications thereto set forth herein in connection therewith, and the Administrative Agent and each Lender party hereto consents to this Incremental Amendment.

C.            Accordingly, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.           Definitions and Interpretation.

1.1           Definitions.  Unless otherwise defined in this Incremental Amendment, capitalized terms used herein shall have the meanings given to them in the Credit Agreement.

1.2           Interpretation.  This Incremental Amendment shall be construed and interpreted in accordance with the rules of construction set forth in Sections 1.02 through 1.06 of the Credit Agreement.

Section 2.           Incremental Commitment.

2.1          General.

(a)       Subject to the satisfaction of each of the conditions set forth in Section 3 hereof, upon the occurrence of the 2018 Incremental Effective Date (as defined herein), the Increasing Lenders and New Lenders party hereto (collectively, the “2018 Incremental Term Loan Lenders”) hereby establish in favor of the Borrower the Incremental Term Loan Facility on the terms of, and in accordance with, this Incremental Amendment, the Credit Agreement and the other Loan Documents.

(b)       The terms and provisions of the 2018 Incremental Term Loan Commitments and the 2018 Incremental Term Loans shall be identical to the terms and provisions of the Term Loan Commitments and the Initial Term Loans existing under the Credit Agreement and any other related terms will have correlative meanings mutatis mutandis with the terms in the Credit Agreement.  The 2018 Incremental Term Loans shall constitute a part of, be of the same Type as and have the same Interest Period as the Initial Term Loans outstanding as of the 2018 Incremental Effective Date and the 2018 Incremental Term Loan Commitments and all 2018 Incremental Term Loans shall rank pari passu with the other Obligations.

(c)       Without limiting the generality of the foregoing and except as may otherwise be set forth in this Incremental Amendment, the 2018 Incremental Term Loans shall: (i) constitute Obligations and have all of the benefits thereof, (ii) have terms, rights, remedies, privileges and protections identical to those applicable to the Initial Term Loans under the Credit Agreement and each of the other Loan Documents, (iii) be  structured as an increase to the existing Initial Term Loans that will trade fungibly with such existing Initial Term Loans and (iv) be secured by the Liens granted to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement and each other Security Document.

(d)       Each reference to a “Term Loan” or “Loan”, or to “Term Loans” or “Loans”, in the Credit Agreement shall be deemed to include any Term Loans made pursuant to the 2018 Incremental Term Loan Commitments and references to Term Loan Lenders shall also include the 2018 Incremental Term Loan Lenders.

2.2           2018 Incremental Term Loan Lenders.  Each 2018 Incremental Term Loan Lender set forth on Schedule I to this Incremental Amendment hereby severally and not jointly agrees to commit to provide its respective 2018 Incremental Term Loan Commitment set forth on Schedule I.

2.3           Additional Provisions.

(a)       Unless previously terminated, the 2018 Incremental Term Loan Commitments shall terminate immediately after the making of the 2018 Incremental Term Loans to the Borrower on the 2018 Incremental Effective Date and the Administrative Agent is hereby authorized to mark the Register accordingly to reflect the loans and adjustments set forth herein.

(b)       Section 2.09(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Subject to Sections 2.19 and 2.20, Borrower shall pay to the Administrative Agent, for the account of the Term Loan Lenders in accordance with each Term Loan Lender’s pro rata share of the initial aggregate principal amount of the Term Loans (and from and after the 2018 Incremental Effective Date, such pro rata share of the aggregate principal amount of the Term Loans, including the 2018 Incremental Term Loans, as outstanding on the 2018 Incremental Effective Date), on each March 31, June 30, September 30 and December 31, beginning with September 30, 2017, or if any such date is not a Business Day, on the immediately following Business Day (each such date, a “Term Loan Repayment Date”), a principal amount of the Term Loans equal to (1) for each Term Loan Repayment Date prior to the 2018 Incremental Effective Date, 0.25% of the initial aggregate principal amount of such Term Loans and (2) for each Term Loan Repayment Date from and after the 2018 Incremental Effective Date, an amount equal to $1,089,195.98 (in each case, as adjusted from time to time pursuant to Section 2.10), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.”

(c)       This Incremental Amendment constitutes an “Incremental Loan Amendment” under the Credit Agreement.

Section 3.           Effectiveness.  This Incremental Amendment shall be legal, valid and binding on the date on or before April 17, 2018, on which the following conditions precedent are satisfied (the date of such satisfaction, the “2018 Incremental Effective Date”):

(a)       The Administrative Agent shall have received each of the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(i)         counterparts of this Incremental Amendment duly executed by the Borrower, the Administrative Agent and the 2018 Incremental Term Loan Lenders and acknowledged by each Guarantor;

(ii)        duly executed Term Notes, to the extent requested by any 2018 Incremental Term Loan Lender;

(iii)       a Joinder Agreement to the Security Agreement (substantially in the form of Exhibit 3 to the Security Agreement) duly executed by SingleHop;

(iv)       a counterpart to the Intercompany Note duly executed by SingleHop and an endorsement to the Intercompany Note (undated and endorsed in blank) in the form attached thereto, endorsed by SingleHop;

(v)        a borrowing notice in accordance with Section 2.03 of the Credit Agreement;

(vi)       (i) Borrower is in compliance, on a Pro Forma Basis, with each of the financial covenants specified in Section 6.10 of the Credit Agreement on the 2018 Incremental Effective Date and as of the last day of the most recently ended fiscal quarter after giving effect to the transactions contemplated hereby (assuming, for purposes of Section 6.10 of the Credit Agreement, that the maximum Total Net Leverage Ratio permitted in any Test Period pursuant to Section 6.10(a) of the Credit Agreement is 0.25 to 1.00 below the maximum Total Net Leverage Ratio set forth in Section 6.10(a) of the Credit Agreement for such Test Period), (ii) all Specified Purchase Agreement Representations are true and correct, (iii) all Specified Representations are true and correct in all material respects on and as of the 2018 Incremental Effective Date, except to the extent that such Specified Representations specifically refer to an earlier date, in which case such Specified Representations are true and correct in all material respects as of such earlier date (provided that any Specified Representation that is qualified as to “materiality”, “material adverse effect” or similar language are true and correct in all respects (after giving effect to any such qualification therein)), (iv) no Default or Event of Default shall have occurred on the date of the SingleHop Acquisition Agreement, immediately prior to and immediately after giving effect to the execution and delivery thereof, (v) SingleHop shall have become, or will contemporaneously on the 2018 Incremental Effective Date become, a wholly-owned subsidiary of the Borrower in accordance with applicable law and the SingleHop Acquisition Agreement, (vi) immediately after giving effect to the Required Amendment, the SingleHop Acquisition constituted a permitted Investment under Section 6.04(l) of the Credit Agreement and (vii) the SingleHop Acquisition complies with the requirements of the definition of “Permitted Acquisition” set forth in the Credit Agreement, and the Borrower shall have delivered an Officers’ Certificate dated as of the 2018 Incremental Effective Date certifying that each of the forgoing conditions (which shall include financial covenant calculations in reasonable detail) have been satisfied;

(vii)      with respect to the Borrower and SingleHop, a certificate of the secretary or assistant secretary of such entity dated as of the 2018 Incremental Effective Date, certifying (i) that attached thereto is a true and complete copy of each organizational document of such entity certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its incorporation or organization, as the case may be, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors, managers, or other applicable governing body of such entity authorizing the execution, delivery and performance of the documents executed in connection with the Incremental Amendment and (iii) as to the incumbency and specimen signature of each officer executing any documents delivered in connection with this Incremental Amendment on behalf of such entity;

(viii)     a certificate from the chief financial officer of the Borrower certifying that the Borrower and its subsidiaries on a consolidated basis immediately after giving effect to the transactions contemplated hereby are solvent;

(ix)        a UCC financing statement naming SingleHop as debtor in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office, as applicable, and such other documents under applicable jurisdictions as may be necessary or appropriate or, in the opinion of the Administrative Agent, desirable to perfect the liens granted by SingleHop in favor of the Collateral Agent;

(x)        a favorable written opinion of Jenner & Block LLP as special counsel to the Borrower addressed to each Lender and the Administrative Agent and dated as of the 2018 Incremental Effective Date; and

(xi)       such other documents, instruments, agreements, certificates, or information as reasonably requested by the Administrative Agent.

(b)       Fees, Expenses and Interest.  The Loan Parties shall have paid (or concurrently with the funding of the Incremental Term Loan Facility will pay) (i) all costs, fees, expenses (including reasonable and documented legal fees and out-of-pocket expenses and recording taxes and fees) and other compensation and amounts contemplated by the Commitment Letter and Fee Letter, in each case, dated January 27, 2018 and between the Borrower and Jefferies Finance LLC, or otherwise payable to the Arranger, the Administrative Agent, the Lenders or any of their respective affiliates, that are due and payable on the 2018 Incremental Effective Date and (ii) all accrued and unpaid interest on the outstanding Initial Term Loans through, but not including, the 2018 Incremental Effective Date payable to the Term Loan Lenders holding Initial Term Loans on the 2018 Incremental Effective Date.

(c)       Outstanding Debt.  On the 2018 Incremental Effective Date, after giving effect to the transactions contemplated hereby, none of the Borrower or any of its subsidiaries shall have any third party debt for borrowed money other than under the Credit Agreement or other indebtedness that is not prohibited by the Credit Agreement.

(d)       Financial Information.  The Administrative Agent shall have received (i) a pro forma consolidated balance sheet and related pro forma consolidated statement of income (but not a pro forma statement of cash flows) of the Borrower and its subsidiaries (after giving effect to the transactions contemplated hereby) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 90 days prior to the 2018 Incremental Effective Date (if such period is a fiscal year) or at least 45 days prior to the 2018 Incremental Effective Date (if such period is a fiscal quarter), prepared after giving effect to the transactions contemplated hereby as if such transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income) and (ii) projections (including the assumptions on which such projections are based) for the Borrower and its subsidiaries for fiscal years 2018 through and including 2023, including projections on a quarterly basis for the first eight fiscal quarters occurring after the 2018 Incremental Effective Date.

(e)        No Specified Event of Default.  No Specified Event of Default shall have occurred and be continuing at the time of incurrence of the Incremental Term Loan Facility, or would otherwise occur immediately after giving effect to the incurrence thereof.

(f)        No Material Adverse Effect.  Between the date of the Single Hop Acquisition Agreement and the 2018 Incremental Effective Date, there shall not have occurred any Material Adverse Effect (as defined in the Single Hop Acquisition Agreement).

(g)       No Adverse Changes.  No (i) amendment, modification or waiver to the SingleHop Acquisition Agreement or any documents or agreements related thereto, or any consent thereunder that is materially adverse to the Lenders or the Arranger without the prior written consent of the Arranger shall have been made and (ii) Loan Document shall have been amended or otherwise modified on or before the 2018 Incremental Effective Date without the prior written consent of the Arranger.

(h)       Accuracy of Representations and Warranties.  (i) All Specified Purchase Agreement Representations shall be true and correct and (ii) the Specified Representations shall be true and correct in all material respects on and as of the 2018 Incremental Effective Date, except to the extent that such Specified Representations specifically refer to an earlier date, in which case such Specified Representations shall be true and correct in all material respects as of such earlier date (provided that any Specified Representation that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)).

(i)        Bank Regulatory Documentation.  At least five Business Days prior to the 2018 Incremental Effective Date, to the extent requested not less than ten days prior to the 2018 Incremental Effective Date, the Lenders shall have received, in form and substance satisfactory to them, all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable Anti-Terrorism Laws or “know-your-customer” Legal Requirements, including the Executive Order.

Section 4.           Representations and Warranties.  The Borrower hereby represents and warrants to the Administrative Agent and the Lenders party hereto as follows:

4.1           Power and Authority.  It has the legal power and authority to execute and deliver this Incremental Amendment and perform its obligations hereunder and under the Credit Agreement as amended and otherwise modified hereby.

4.2           Authorization.  It has taken all proper and necessary corporate action to authorize the execution, delivery and performance of this Incremental Amendment and the transactions contemplated hereby.

4.3           Non-Violation.  The execution and delivery of this Incremental Amendment and the performance and observance by it of the provisions hereof do not and will not (a) violate the Organizational Documents of any Company, (b) violate or result in a default or require any consent or approval under (x) any indenture, instrument, agreement, or other document binding upon any Company or its property or to which any Company or its property is subject, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect or (y) any Organizational Document (other than such as have been obtained and are in full force and effect), (c) violate any Legal Requirement in any material respect, and (d) result in the creation or imposition of any Lien on any property of any Company, except Permitted Liens.

4.4           Validity and Binding Effect.  This Incremental Amendment has been duly executed and delivered by the Borrower.  Upon satisfaction of the conditions set forth in Section 3 above, this Incremental Amendment shall constitute a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law.

4.5           Representations and Warranties in Credit Agreement.  The representations and warranties of each Loan Party contained in the Credit Agreement as amended or otherwise modified hereby and each Loan Document are (i) in the case of representations and warranties qualified by materiality, “Material Adverse Effect” or similar language, true and correct in all respects and (ii) in the case of all other representations and warranties, true and correct in all material respects, in each case on and as of the 2018 Incremental Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representations and warranties are true and correct on the basis set forth above as of such earlier date.

4.6           No Event of Default.

(a)       No Default or Event of Default shall have occurred on the date the SingleHop Acquisition is entered into, immediately prior to and immediately after giving effect to the execution and delivery thereof; and

(b)       No Specified Event of Default exists before, nor will occur immediately after, giving effect to this Incremental Amendment or observing any provision hereof.

4.7           No Consent.  No consent, exemption, authorization or approval of, registration or filing with, or any other action by, any Governmental Authority is required with respect to any Company in connection with this Incremental Amendment, or the execution, delivery, performance, validity or enforceability of this Incremental Amendment or any other Loan Document, except consents, authorizations, filings and notices which have been obtained or made and are in full force and effect.

Section 5.          Guarantor Acknowledgment.  Each Guarantor, by signing this Incremental Amendment hereby:

5.1           confirms and ratifies its respective guarantees, pledges and grants of security interests, as applicable, under each Loan Document to which it is a party, and agrees that notwithstanding the effectiveness of this Incremental Amendment and the consummation of the transactions contemplated hereby, such guarantees, pledges and grants of security interests shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties;

5.2           acknowledges and agrees that all of the Loan Documents to which such Guarantor is a party or otherwise bound shall continue in full force and effect and that all of such Guarantor’s obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Incremental Amendment; and

5.3           hereby consents and agrees to and acknowledges and affirms the terms of this Incremental Amendment and the transactions contemplated hereby.

Section 6.           Miscellaneous.

6.1           Successors and Assigns.  The provisions of this Incremental Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6.2           Survival of Representations and Warranties.  All representations and warranties made hereunder shall survive the execution and delivery of this Incremental Amendment, and no investigation by the Administrative Agent or the Lenders or any subsequent extension of credit shall affect any of such representations and warranties or the right of the Administrative Agent or any Lender to rely upon them.

6.3           Severability.  Any provision of this Incremental Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

6.4           Headings.  The headings, captions and arrangements used in this Incremental Amendment are for convenience only and shall not affect the interpretation of this Incremental Amendment.

6.5           Loan Documents Unaffected.  Each reference to the Credit Agreement in any Loan Document (including, as the context requires, in this Incremental Amendment) shall hereafter be construed as a reference to the Credit Agreement as amended or otherwise modified hereby.  Except as herein otherwise specifically provided, this Incremental Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement or any other Loan Document.  Except as herein otherwise specifically provided, all provisions of the Credit Agreement and the other Loan Documents, and the guarantees, pledges and grants of security interests, as applicable, under each of the Security Documents, are hereby reaffirmed and ratified and shall remain in full force and effect, shall continue to accrue to the benefit of the Secured Parties and shall be unaffected hereby.  This Incremental Amendment is a Loan Document.

6.6           Waiver of Claims.  The Loan Parties hereby acknowledge and agree that, through the date hereof, each of the Administrative Agent and the Lenders has acted in good faith and has conducted itself in a commercially reasonable manner in its relationships with the Loan Parties in connection with the Obligations, the Credit Agreement, and the other Loan Documents, and the Loan Parties hereby waive and release any claims to the contrary with respect to the period through the 2018 Incremental Effective Date.  To the maximum extent permitted by law, the Loan Parties hereby release, acquit and forever discharge the Administrative Agent and each of the Lenders, their respective Affiliates, and their respective officers, directors, employees, agents, attorneys, advisors, successors and assigns, both present and former, from any and all claims and defenses, known or unknown as of the date hereof, with respect to the Obligations, this Incremental Amendment, the Credit Agreement, the other Loan Documents and the transactions contemplated hereby and thereby.

6.7           Expenses.  As provided in the Credit Agreement, but without limiting any terms or provisions thereof, each of the Loan Parties hereby jointly and severally agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the documentation, preparation and execution of this Incremental Amendment, regardless of whether this Incremental Amendment becomes effective in accordance with the terms hereof, and all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and/or any Lender in connection with the enforcement or preservation of any rights under the Credit Agreement as amended or otherwise modified hereby, including reasonable and documented fees and out-of-pocket disbursements of one outside counsel of the Lenders and one counsel to each Agent and any necessary local counsel.

6.8           Entire Agreement.  This Incremental Amendment, together with the Credit Agreement and the other Loan Documents, integrates all the terms and conditions mentioned herein or incidental hereto and supersedes all oral representations and negotiations and prior writings with respect to the subject matter hereof.

6.9           Acknowledgments.  Each Loan Party hereby acknowledges that:

(a)       it has been advised by counsel in the negotiation, execution and delivery of this Incremental Amendment and the other Loan Documents;

(b)       neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Incremental Amendment or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)       no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

6.10         Counterparts.  This Incremental Amendment may be executed by the parties hereto separately in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Transmission by a party to another party (or its counsel) via facsimile or electronic mail of a copy of this Incremental Amendment (or a signature page of this Incremental Amendment) shall be as fully effective as delivery by such transmitting party to the other parties hereto of a counterpart of this Incremental Amendment that had been manually signed by such transmitting party.

6.11         Governing Law.  THIS INCREMENTAL AMENDMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

6.12         Submission To Jurisdiction; Waivers

Each Loan Party hereby irrevocably and unconditionally:

(a)       submits for itself and its property in any legal action or proceeding relating to this Incremental Amendment and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non‑exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)       consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)       agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower or any other Loan Party at its address set forth in Section 10.01 of the Credit Agreement, or, in any case, at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)       agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)       waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

6.13         Jury Trial Waiver.  EACH LOAN PARTY, EACH AGENT AND EACH LENDER SIGNATORY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS INCREMENTAL AMENDMENT (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENTS, WAIVERS OR OTHER MODIFICATIONS RELATING TO ANY OF THE FOREGOING) OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN

IN WITNESS WHEREOF, the parties hereto have caused this Incremental Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

INTERNAP CORPORATION,
as Borrower

By:	/s/ Robert Dennerlein
Name: Robert Dennerlein
Title: Chief Financial Officer

[Signature Page to Incremental and Third Amendment to Credit Agreement]

JEFFERIES FINANCE LLC,
as Administrative Agent and 2018 Incremental Term Loan Lender

By:	/s/ John Koehler
Name: John Koehler
Title: Senior Vice President

[Signature Page to Incremental and Third Amendment to Credit Agreement]

Acknowledged and agreed:

UBERSMITH, INC., as a Guarantor

By:	/s/ Robert Dennerlein
Name: Robert Dennerlein
Title: President & Treasurer

INTERNAP CONNECTIVITY LLC, as a Guarantor

By:	/s/ Robert Dennerlein
Name: Robert Dennerlein
Title: Manager

[Signature Page to Incremental and Third Amendment to Credit Agreement]

SCHEDULE I

Initial Lenders and Commitments

Lender	Address for Notices	Amount of 2018 Incremental Term Loan Commitment
JEFFERIES FINANCE LLC	520 Madison Avenue, New York, New York 10022	$135,000,000
Total		$135,000,000